QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.1

FEDERAL IDENTIFICATION NO. 06-1047163

The Commonwealth of Massachusetts
William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

RESTATED ARTICLES OF ORGANIZATION
(General Laws, Chapter 156B, Section 74)

We,	Michael S. Wyzga	, *Executive Vice President,
and	Peter Wirth	, *Clerk,
of	Genzyme Corporation	,
(Exact name of corporation)
located at	Genzyme Center, 500 Kendall Street, Cambridge, MA 02142	,

(Street address of corporation Massachusetts)

do hereby certify that the following Restatement of the Articles of Organization was duly adopted at a meeting held on May 27, 2004 by a vote of the directors/or:

118,689,858	shares of	Common Stock	of	226,056,916	shares outstanding,
		(type, class & series, if any)
	shares of		of		shares outstanding, and
		(type, class & series, if any)
	shares of		of		shares outstanding,
		(type, class & series, if any)

**being at least a majority of each type, class or series outstanding and entitled to vote thereon: / and of each type, class or series of stock whose rights are adversely affected thereby:

ARTICLE I

        The name of the corporation is:

Genzyme Corporation

ARTICLE II

        The purpose of the corporation is to engage in the following business activity(ies):

        TO DEVELOP, MANUFACTURE AND SELL HUMAN HEALTH CARE PRODUCTS AND TO ENGAGE GENERALLY IN ANY BUSINESS THAT MAY LAWFULLY BE CARRIED ON BY A CORPORATION FORMED UNDER CHAPTER 156B OF THE GENERAL LAWS OF MASSACHUSETTS.

*
Delete the inapplicable words.

**
Delete the inapplicable clause.

Note: If the space provided under any article or item on this form is insufficient, additions shall be set forth on separate 8 1/2 × 11 sheets of paper with a left margin of at least 1 inch. Additions to more than one article may be made on a single sheet so long as each article requiring each addition is clearly indicated.

ARTICLE III

        State the total number of shares and par value, if any, of each class of stock which the corporation is authorized to issue:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES		PAR VALUE
Common:		Common:	690,000,000		$.01
Preferred:		Preferred:	10,000,000	*	$.01

*of which, 3,000,000 shares have been designated Series A Junior Participating Preferred Stock

ARTICLE IV

        If more than one class of stock is authorized, state a distinguishing designation for each class. Prior to the issuance of any shares of a class, if shares of another class are outstanding, the corporation must provide a description of the preferences, voting powers, qualifications, and special or relative rights or privileges of that class and of each other class of which shares are outstanding and of each series then established within any class.

        See Attachment IV

ARTICLE V

        The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are:

        NONE

ARTICLE VI

        **Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:

        See Attachment VI

**
If there are no provisions state "None".

Note: The preceding six (6) articles are considered to be permanent and may ONLY be changed by filing appropriate Articles of Amendment.

ATTACHMENT IV

Description of Capital Stock

A.    AUTHORIZED CAPITAL STOCK

        The total number of shares of all classes of capital stock which the Corporation shall be authorized to issue is seven hundred million (700,000,000) shares, consisting, on May 27, 2004, of six hundred ninety million (690,000,000) shares of Common Stock, $.01 par value per share (the "Common Stock") and ten million (10,000,000) shares of Preferred Stock, $.01 par value per share (the "Preferred Stock"). The board of directors, at any time or from time to time after May 27, 2004, may reclassify any unissued shares of any class or series of capital stock into one or more existing or new classes or series.

B.    DESCRIPTION OF COMMON STOCK

        The holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters requiring action by the stockholders or submitted to the stockholders for action, except as may be provided herein, as may be associated with any series of Preferred Stock, or as may be otherwise required by law. Each share of Common Stock shall entitle the holder thereof to one vote.

        Subject to the terms of any outstanding series of Preferred Stock, the holders of outstanding shares of Common Stock shall be entitled to receive, to the extent permitted by law, such dividends as may from time to time be declared by the Board of Directors.

        Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Common Stock shall be entitled to receive the net assets of the Corporation, after the Corporation shall have satisfied or made provision for its debts and obligations and for payment to the holders of shares of any series of Preferred Stock having preferential rights to receive distributions of the net assets of the Corporation.

        All shares of Common Stock previously designated Genzyme General Division Common Stock, as of May 27, 2004, no longer carry such designation.

C.    DESCRIPTION OF THE PREFERRED STOCK

        1.    Undesignated Preferred Stock.    Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors may determine, in whole or in part, the number, preferences, limitations or relative rights of any such series before the issuance of any shares of that series.

        2.    Terms Of The Series A Junior Participating Preferred Stock.

          (a)    Authorized Amounts and Designations.    Three million (3,000,000) shares of Preferred Stock of the Corporation are designated as Series A Junior Participating Preferred Stock (the "Series A Preferred Stock" and, together with any other series of Preferred Stock so designated by the Corporation's Board of Directors, the "Junior Preferred Stock"). To the extent legally permitted, such number of shares may be increased or decreased by vote of the Board of Directors, provided that no decrease shall reduce the number of shares of Junior Preferred Stock of any series to a number less than the number of shares of such series then outstanding plus the number of shares of such series reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into such series of Junior Preferred Stock.

          (b)    Series A Preferred Stock.    A description of the Series A Preferred Stock and a statement of its preferences, voting powers, qualifications and special or relative rights or privileges is as follows:

            (1)    Dividends and Distributions.

              (A)  Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of all shares of Common Stock of the Corporation (the "Common Shares"), shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend on shares of Common Stock payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall, at any time after May 27, 2004, declare or pay any dividend on shares of Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

              (B)  The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in Section IV.C.2(b)(1)(A) immediately after it declares a dividend or distribution on any shares of Common Stock (other than a dividend payable in shares of Common Stock), provided that, in the event no dividend or distribution shall have been declared on Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

              (C)  Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

            (2)    Voting Rights.    The holders of shares of Series A Preferred Stock shall have the following voting rights:

              (A)  Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after May 27, 2004 declare or pay any dividend on any shares of Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

              (B)  Except as otherwise provided herein, in any vote of the Board of Directors of the Corporation creating a series of Preferred Stock, or by law, the holders of shares of Series A Preferred Stock and the holders of Common Shares and any other capital stock of the Corporation having general voting rights shall vote together as one series on all matters submitted to a vote of stockholders of the Corporation.

              (C)  Except as set forth herein or as otherwise provided by law, holders of Series A Preferred Stock shall have no voting rights.

            (3)    Liquidation, Dissolution or Winding Up.    Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time after May 27, 2004 declare or pay any dividend on shares of Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

            (4)    Consolidation, Merger, Etc.    In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which Common Shares are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at Common Stock the same time be similarly exchanged or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after May 27, 2004 declare or pay any dividend on any shares of Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (c)    General Provisions.    Except as otherwise specifically provided in a particular series of Junior Preferred Stock, the following provisions shall apply to all series of Junior Preferred Stock:

            (1)    Certain Restrictions.

              (A)  Whenever quarterly dividends or other dividends or distributions payable on the Junior Preferred Stock are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Junior Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                (i)    declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock;

                (ii)   declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except dividends paid ratably on the Junior Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                (iii)  redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Junior Preferred Stock; or

                (iv)  redeem, purchase or otherwise acquire for consideration any shares of Junior Preferred Stock, or any shares of stock ranking on a parity with the Junior Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

              (2)   The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Section IV.C.2(c)(1)(A) purchase or otherwise acquire such shares at such time and in such manner.

          (d)    Reacquired Shares.    Any shares of Junior Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as shares of the same series of Preferred Stock or as part of a new series of Preferred Stock, subject to the conditions and restrictions on issuance set forth herein, in any vote of the Board of Directors of the Corporation creating a series of Preferred Stock, or as otherwise required by law.

          (e)    Redemption.    The shares of Junior Preferred Stock shall not be redeemable.

          (f)    Rank.    The Series A Preferred Stock shall rank equally with respect to the payment of dividends and the distribution of assets toge ther with any other series of the Corporation's Preferred Stock that specifically provide that they shall rank equally with Junior Preferred Stock. The Junior Preferred Stock shall rank junior with respect to the payment of dividends and the distribution of assets to all series of the Corporation's Preferred Stock that specifically provide that they shall rank prior to the Junior Preferred Stock. Nothing herein shall preclude the Board from creating any series of Preferred Stock ranking on a parity with or prior to the Junior Preferred Stock as to the payment of dividends or the distribution of assets.

          (g)    Amendment.    The Articles of Organization of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the holders of Junior Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of each outstanding series of Junior Preferred Stock, voting together as a single series, provided that, any two or more series of Junior Preferred Stock that are adversely affected in the same manner shall vote together as a single class.

          (h)    Fractional Shares.    The Junior Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of the Junior Preferred Stock.

ATTACHMENT VI

Other Lawful Provisions

A.    BOARD OF DIRECTORS

        1.    Classification.    The directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board permits, with the term of office of one class expiring each year. The initial directors of all classes shall be elected by the incorporator and shall serve until their respective successors shall be elected and shall qualify. Thereafter, the directors of the first class shall be elected to hold office for a term expiring at the first annual meeting of stockholders, the directors of the second class shall be elected to hold office for a term expiring at the second annual meeting of stockholders and the directors of the third class shall be elected to hold office for a term expiring at the third annual meeting of stockholders. At each annual meeting of stockholders, successors to the class of directors whose term expires at that meeting shall be elected for a term expiring at the third annual meeting following their election and until their successors shall be elected and qualified, subject to prior death, resignation, retirement or removal. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no event will a decrease in the number of directors shorten the term of any incumbent director. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the election, terms of office and other features of such directorships shall be governed by the terms of the vote establishing such series, and such directors so elected shall not be divided into classes pursuant to this Article VI unless expressly provided by such terms.

        2.    Vacancies.    Except as otherwise determined by the Board of Directors in establishing a series of Preferred Stock as to directors elected by holders of such series, any vacancies in the Board of Directors, including a vacancy resulting from the enlargement of the Board of Directors, shall be filled by the directors then in office, though less than a quorum. Each director so chosen to fill a vacancy shall be elected to complete the term of office of the director who is being succeeded. In the case of any election of a new director to fill a directorship created by an enlargement of the Board of Directors, the Board of Directors shall in such election assign the class of directors to which such additional director is being elected, and each director so elected shall hold office for the same term as the other members of the class to which the director is assigned.

        3.    Removal.    Except as otherwise determined by the Board of Directors in establishing a series of Preferred Stock as to directors elected by holders of such series, at any special meeting of the stockholders called at least in part for the purpose, any director or directors may, by the affirmative vote of the holders of at least a majority of the stock entitled to vote for the election of directors, be removed from office for cause. The provisions of this subsection shall be the exclusive method for the removal of directors.

B.    STOCKHOLDER VOTE REQUIRED FOR CERTAIN ACTIONS

        The Corporation, by vote of a majority in interest of the stock outstanding and entitled to vote thereon may approve (i) any amendment to these Articles of Organization, (ii) the sale, lease, exchange, or other disposal of all or substantially all of the Corporation's property, (iii) a merger or consolidation of the Corporation with or into any other entity; or (iv) a share exchange with any other entity, in each case, so long as such amendment, sale, lease, exchange, disposal, merger, consolidation, or share exchange shall have been approved by the Board of Directors. This provision is not intended to, and shall not, create a requirement to obtain stockholder approval for transactions that do not require stockholders approval under applicable Massachusetts corporation law.

C.    ADDITIONAL PROVISIONS

        1.     Meetings of the stockholders may be held anywhere within the United States.

        2.     No contract or other transaction of this Corporation with any other person or entity shall be affected or invalidated by the fact that (i) this Corporation is a stockholder or partner in such other corporation, association, or partnership, or (ii) any one or more of the officers or directors of this Corporation is an officer, director or partner of such other corporation, association or partnership, or (iii) any officer or director of this Corporation, individually or jointly with others, is a party to or is interested in such contract or transaction. Any director of this Corporation may be counted in determining the existence of a quorum at any meeting of the board of directors for the purpose of authorizing or ratifying any such contract or transaction, and may vote thereon, with like force and effect as if he were not so interested or were not an officer, director, or partner of such other corporation, association, or partnership.

        3.     The Corporation may be a partner in any business enterprise which it would have power to conduct itself.

        4.     The by- laws may provide that the directors may make, amend, or repeal the bylaws in whole or in part, except with respect to any provision thereof which by law, these Articles of Organization, or the by- laws requires action by the stockholders.

        5.     A director shall not be liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that the elimination or limitation of liability is not permitted under Massachusetts corporation law, as in effect when such liability is determined. No amendment or repeal of this provision shall deprive a director of the benefits hereof with respect to any act or omission occurring prior to such amendment or repeal.

        6.     Except as otherwise required by law, any action required or permitted to be taken at a meeting by the stockholders of the Corporation may be taken without a meeting if, and only if, all stockholders entitled to vote on the matter consent to the action in writing.

ARTICLE VII

        The effective date of the restated Articles of Organization of the corporation shall be the date approved and filed by the Secretary of the Commonwealth. If a later effective date is desired, specify such date which shall not be more than thirty days after the date of filing.

ARTICLE VIII

        The information contained in Article VIII is not a permanent part of the Articles of Organization.

        a.     The street address (post office boxes are not acceptable) of the principal office of the corporation in Massachusetts is:

Genzyme Center, 500 Kendall Street, Cambridge, MA 02142

        b.     The name, residential address and post office address of each director and officer of the corporation is as follows:

	NAME	RESIDENTIAL ADDRESS	POST OFFICE ADDRESS
President:	Henri A. Termeer	65-3 Commercial Wharf, Boston, MA 02110	500 Kendall St., Cambridge, MA 02142
Treasurer:	Evan M. Lebson	5 Arbetter Drive, Framingham, MA 01701	Same as above
Clerk:	Peter Wirth	37 Hancock Street, Boston, MA 02114	Same as above
Directors:	Henri A. Termeer	Same as above	Same as above
	Constantine E. Anagstopoulos	213 No. Bemiston Ave., Clayton, MO 63105	Same as above
	Douglas A. Berthiaume	18 Buttonwood Dr., Andover, MA 01810	Same as above
	Henry E. Blair	2580 Main Street, Barnstable, MA 02630	Same as above
	Robert J. Carpenter	23 Marlborough St., Apt. 3, Boston, MA 02116	Same as above
	Charles L. Cooney	35 Chestnut Place, Brookline, MA 02445	Same as above
	Victor J. Dzau	110 Dudley Road, Newton, MA 02459	Same as above
	Cornelius McGillicuddy III	631 Bocilla Dr., Don Pedro Island, FL 34224	Same as above
	Gail K. Boudreaux	1255 Harlan Lane, Lake Forest, IL 60045	Same as above

        c.     The fiscal year (i.e., tax year) of the corporation shall end on the last day of the month of: December

        d.     The name and business address of the resident agent, if any, of the corporation is:

        NONE

        **We further certify that the foregoing Restated Articles of Organization affect no amendments to the Articles of Organization of the corporation as heretofore amended, except amendments to the following articles. Briefly describe amendments below:

        Article IV: (1) undesignate each of the Genzyme General Division Common Stock, the Genzyme Biosurgery Division Common Stock and the Genzyme Molecular Oncology Division Common Stock as a series of common stock and include provisions reflecting a class of Common Stock without separate series; (2) undesignate each of the Series B Junior Participating Preferred Stock and Series C Junior Participating Preferred Stock as a series of preferred stock; (3) increase the number of shares designated Series A Junior Preferred Stock to 3,000,000; and (4) conform language to that used in the Massachusetts Business Corporation Act.

        Article IV: (1) add language providing for majority approval of a share exchange; and (2) conform language to that used in the Massachusetts Business Corporation Act.

        Article III—see attached

        SIGNED UNDER THE PENALTIES OF PERJURY, this 27th day of May, 2004,

/s/ MICHAEL S. WYZGA Michael S. Wyzga	,*Executive Vice President,
/s/ PETER WIRTH Peter Wirth	, *Clerk

*
Delete the inapplicable words.

**
If there are no amendments, state 'None'.

Genzyme Corporation
May 28, 2004 Amended and Restated Charter

Pre-Amendment and Restatement

Common Stock Authorized	690 million shares
General Division	500 million shares
Biosurgery Division	100 million shares
Molecular Oncology Division	40 million shares
Undesignated	50 million shares
Preferred Stock Authorized	10 million shares
Series A Junior Participating	2 million shares
Series B Junior Participating	1 million shares
Series C Junior Participating	0.4 million shares
Undesignated	6.6 million shares

Post-Amendment and Restatement

Common Stock Authorized:	690 million shares, all undesignated as to series
Preferred Stock Authorized	10 million shares
Series A Junior Participating	3 million shares
Undesignated	7 million shares

THE COMMONWEALTH OF MASSACHUSETTS

RESTATED ARTICLES OF ORGANIZATION
(General Laws, Chapter 156B, Section 74)

        I hereby approve the within Restated Articles of Organization and, the filing fee in the amount of $                  having been paid, said articles are deemed to have been filed with me this        day of                        , 20    .

Effective Date:

 WILLIAM FRANCIS GALVIN
Secretary of the Commonwealth

 TO BE FILLED IN BY CORPORATION
Contact information:

Paul Kinsella Ropes & Gray LLP
One International Place
Boston, MA 02110
Telephone:	617-951-7921
Email:

A copy this filing will be available on-line at www.state.ma.us/sec/cor once the document is filed.

QuickLinks

  Exhibit 3.1
Description of Capital Stock
Other Lawful Provisions